Exhibit 99.1

NEWS                                                  [BAUSCH & LOMB LOGO]

Bausch & Lomb Posts Third-Quarter Earnings Per Share of $0.60 on Nine Percent Sales Gain

-     Sales grow five percent excluding impact of currency

-     Comparable-basis EPS increase 25 percent

-     Company comments on expectations for fourth quarter and for 2004

FOR RELEASE THURSDAY, OCTOBER 30, 2003

ROCHESTER, N.Y. - Bausch & Lomb (NYSE:BOL) today reported earnings per share of $0.60 for the quarter ended September 27, 2003, compared to $0.17 per share reported in the prior-year period. Worldwide sales of $508.8 million grew nine percent (or five percent on a constant-currency basis) over the $466.7 million reported in 2002.

The prior-year period earnings per share included certain non-recurring items discussed below. Excluding such items, comparable-basis earnings per share were $0.48 in 2002.

For the first nine months of 2003, net sales were $1.47 billion, an increase of $130.0 million or 10 percent over the prior year, and a three percent increase on a constant-currency basis. Earnings per share from continuing operations were $1.44, compared to $0.74 in 2002. Excluding the impact of non-recurring items, comparable-basis 2002 earnings per share from continuing operations were $1.13.

Bausch & Lomb Chairman and Chief Executive Officer Ronald L. Zarrella said, "We are pleased with the positive momentum in our Company's financial performance. Our third-quarter results demonstrated sustained solid growth in the majority of our businesses, combined with continued progress in executing our cost-saving initiatives as well as a favorable currency environment. Based on our expectation that underlying trends will continue, we foresee comparable-basis fourth-quarter earnings per share of approximately $0.79." Zarrella continued, "Looking ahead to next year, our revenues should grow in the mid-single digits. Additional savings from ongoing profitability initiatives, combined with lower interest expense following the recent refinancing of debt, should yield 2004 earnings per share in the range of $2.50 to $2.60."

Reconciliation Between Reported and Comparable-Basis Earnings

Certain items recorded in the prior year impact year-to-year comparisons. These include restructuring charges associated with a program designed to reduce ongoing operating costs; gains from the sale of an equity interest in a previously divested entity; and a charge to minority interest expense for an early liquidation premium associated with the termination of a minority interest liability.

The following table reconciles reported and "comparable-basis" net earnings and earnings per share from continuing operations for the three- and nine-month periods in the Statements of Income that accompany this release.

Dollars in Millions, Except Per Share Data	Third-Quarter 2003		Third-Quarter 2002
----------------------------------------------------------------------------------------	--------------------------		--------------------------
	$	Per Share	$	Per Share
	----------	----------	----------	----------
Reported net earnings	$32.3	$0.60	$ 9.4	$0.17
Change in accounting principle, net of taxes	-	-	-	-
	----------	----------	----------	----------
Reported earnings from continuing operations	$32.3	$0.60	$ 9.4	$0.17
Restructuring charges and asset write-offs	-	-	16.7	0.31
Gain on sale of stock investment	-	-	-	-
Minority interest charge	-	-	-	-
	----------	----------	----------	----------
Comparable-basis earnings from continuing operations	$32.3	$0.60	$26.1	$0.48
	----------	----------	----------	----------
Dollars in Millions, Except Per Share Data	Year-to-Date 2003		Year-to-Date 2002
----------------------------------------------------------------------------------------	--------------------------		--------------------------
	$	Per Share	$	Per Share
	----------	----------	----------	----------
Reported net earnings	$76.2	$1.42	$40.1	$0.74
Change in accounting principle, net of taxes	0.9	0.02	-	-
	----------	----------	----------	----------
Reported earnings from continuing operations	$77.1	$1.44	$40.1	$0.74
Restructuring charges and asset write-offs	-	-	32.1	0.59
Gain on sale of stock investment	-	-	(18.1)	(0.33)
Minority interest charge	-	-	7.0	0.13
	----------	----------	----------	----------
Comparable-basis earnings from continuing operations	$77.1	$1.44	$61.1	$1.13
	----------	----------	----------	----------

Revenues by Geography

Third-quarter U.S. revenues of $212.4 million represented 42 percent of consolidated sales, and increased six percent compared to the prior year. Revenues from markets outside the U.S. increased 12 percent over the same period in 2002 and were up four percent on a constant-currency basis. Revenue increases for the Company's geographic operating segments were as follows:
	Actual	Constant Currency
-----------------------------------------	------------------	---------------
Americas	+ 6%	+ 5%
Europe, Middle East and Africa	+ 15%	+ 4%
Asia	+ 7%	+ 5%

These operating segment revenue trends were largely the result of the factors discussed below which influence the Company's product categories.

Revenues by Product Category

Revenue comparisons for Bausch & Lomb's product categories were as follows:
	Actual	Constant Currency
-----------------------------------------	------------------	---------------
Contact Lenses	+ 13%	+ 8%
Lens Care	+ 7%	+ 5%
Pharmaceuticals	+ 13%	+ 7%
Cataract and Vitreoretinal	+ 6%	+ 2%
Refractive	- 5%	- 9%

Contact lens revenue growth was attributable to higher sales of the Company's newer product offerings, including SofLens® One Day, SofLens66 Toric, PureVision™, SofLens 59 and SofLens Multi-Focal, which, in the aggregate, posted revenue gains in excess of 20 percent during the quarter.

The ReNu® brand of chemical disinfectants posted constant-currency sales gains in each geographic region, fueling the overall lens care sales growth. Total lens care revenues grew in the mid-single digits in both the Americas and Asia, and were essentially flat to the prior year in Europe.

Pharmaceuticals category gains continued to be driven by the Company's lines of ocular vitamins, including Ocuvite® PreserVision®, and by sales of multisource pharmaceuticals in the Americas region.

Revenue gains in the cataract and vitreoretinal surgery category reflected higher sales of viscoelastics, instruments and disposables. Sales increases in the Americas and Europe were partially offset by declines in Asia.

In the refractive surgery category, constant-dollar revenue declines were noted in each geographic region. Higher per-procedure card and service revenues were more than offset by lower sales of capital equipment and microkeratome blades. The Company anticipates substantial fourth-quarter refractive revenue growth, due in part to higher equipment and per-procedure revenues following the recent United States Food and Drug Administration approval of its Zyoptix™ system for customized refractive surgery.

Liquidity Highlights

Cash and investments at the end of September totaled $458.2 million, representing a cash outflow of $6.9 million in the first nine months of 2003. The Company generated free cash flow (defined as cash generated before the payment of dividends, the borrowing or repayment of debt, stock repurchases, the acquisition of businesses and intangible assets, and divestitures) of $79.8 million in the first nine months of 2003, compared to $150.3 million in the year-ago period, primarily reflecting higher cash outflows associated with foreign currency hedging contracts and tax payments in 2003, as well as cash inflows associated with the liquidation of shares of Charles River stock in the prior-year period. A reconciliation between cash flow and free cash flow follows:
	Year-to- Date 2003	Year-to- Date 2002
--------------------------------------------------------------------------------------------------	------------	--------------
Net change in cash and cash equivalents	$ (6.9)	$(191.6)
Net cash used in financing activities	80.3	312.2
Sales price adjustment related to disposal of discontinued operations	-	23.0
Net cash paid for acquisitions of businesses and other intangible assets	6.4	6.7
	------------	--------------
Free Cash Flow	$79.8	$ 150.3
	------------	--------------

Bausch & Lomb indicated that it continues to project full-year free cash flow of approximately $130 million in 2003, with an objective to generate free cash flow at least equal to net earnings in 2004.

Company Announces Registration of Securities

Bausch & Lomb also announced today that it is filing a Registration Statement on Form S-3 with the Securities and Exchange Commission (SEC) in satisfaction of certain registration rights granted to the holders of convertible notes it issued in August 2003. When declared effective by the SEC, the registration statement will be available for use by the holders to sell the previously issued $160 million aggregate principal amount of floating rate convertible notes due in 2023 and all of the shares of Bausch & Lomb common stock issuable upon conversion of those notes. The Company will not receive any proceeds from the resale by the holders of the notes or the common stock issuable upon conversion of the notes.

The registration statement relating to these securities is being filed with the SEC but will not be effective immediately. The securities may not be sold nor may offers to buy be accepted prior to the time the registration becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.
Bausch & Lomb STATEMENT OF EARNINGS
	Quarter Ended		Nine Months Ended
	--------------------------------------------------------------------------------------------------------------------------------
Dollar Amounts in Millions - Except Per Share Data	September 27, 2003	September 28, 2002	September 27, 2003	September 28, 2002
------------------------------------------------------------	------------------	------------------	------------------	------------------
Net Sales
Americas	$234.7	$221.4	$661.6	$630.1
Europe	171.2	148.9	526.9	449.8
Asia-Pacific	102.9	96.4	280.9	259.4
	------------------	------------------	------------------	------------------
	508.8	466.7	1,469.4	1,339.3
Cost and Expenses
Cost of products sold	209.5	205.5	621.5	584.0
Selling, administrative and general	199.7	172.6	584.2	527.2
Research and development	38.3	31.9	106.4	93.2
Restructuring charges (1)	-	25.5	-	49.0
	------------------	------------------	------------------	------------------
	447.5	435.5	1,312.1	1,253.4
	------------------	------------------	------------------	------------------
Operating Earnings	61.3	31.2	157.3	85.9
Other (Income) Expense
Interest and investment (income) expense (2)	(5.2)	0.1	(10.6)	(40.4)
Interest expense	13.8	12.5	41.9	37.9
Loss from foreign currency	1.8	1.9	5.1	2.7
	------------------	------------------	------------------	------------------
	10.4	14.5	36.4	0.2
	------------------	------------------	------------------	------------------
Earnings Before Income Taxes and Minority Interest	50.9	16.7	120.9	85.7
Provision for income taxes	17.3	5.8	41.1	29.5
	------------------	------------------	------------------	------------------
Earnings Before Minority Interest	33.6	10.9	79.8	56.2
Minority interest in subsidiaries (3)	1.3	1.5	2.7	16.1
	------------------	------------------	------------------	------------------
Earnings from Continuing Operations	32.3	9.4	77.1	40.1
Cumulative Effect of Change in Accounting Principle, net of taxes (4)	-	-	(0.9)	-
	------------------	------------------	------------------	------------------
Net Earnings	$32.3	$9.4	$76.2	$40.1
	==========	==========	==========	==========
Per Share: Earnings from Continuing Operations	$0.60	$0.17	$1.44	$0.74
Cumulative Effect of Change in Accounting Principle, net of taxes	-	-	(0.02)	-
	------------------	------------------	------------------	------------------
Net Earnings	$0.60	$0.17	$1.42	$0.74
	==========	==========	==========	==========
Average Shares Outstanding - (000s)	53,379	54,030	53,486	53,964
	==========	==========	==========	==========

(1) Restructuring charges reduced third-quarter 2002 net earnings by $16.7 or $0.31 per share and 2002 year-to-
     date net income by $32.1 or $0.59 per share.

(2) Includes $27.6 income in the first quarter of 2002 ($18.1 after taxes or $0.33 per diluted share) for the sale of
     Charles River stock.

(3) First-quarter 2002 reflects a one-time minority interest payment reducing net earnings $7.0 or $0.13 per diluted share.

(4) Income taxes related to the adoption of SFAS No. 143 in Q1 2003 were $0.5.

SUPPLEMENTAL REVENUE INFORMATION
Net Sales
Contact Lens	$154.9	$137.6	$436.9	$389.8
Lens Care	131.2	122.1	363.5	344.5
Pharmaceuticals	116.7	103.6	341.1	290.0
Cataract and Vitreoretinal	77.5	73.2	238.9	220.5
Refractive	28.5	30.2	89.0	94.5
	---------------	--------------	--------------	---------------
	$508.8	$466.7	$1,469.4	$1,339.3
	========	========	========	========

Bausch & Lomb BALANCE SHEET
Dollar Amounts in Millions	September 27, 2003	December 28, 2002
------------------------------------------------------------------------------------	---------------------	--------------------
Assets
Cash and Short-term Investments	$458.2	$465.1
Trade Receivables, Net	448.7	425.0
Inventories, Net	217.8	208.5
Other Current Assets	187.2	186.1
	---------------	--------------------
Current Assets	1,311.9	1,284.7
Properties, Net	525.3	537.5
Goodwill and Intangible Assets	886.6	862.8
Other Assets	239.3	222.8
	---------------	--------------------
Total Assets	$2,963.1	$2,907.8
	========	===========
Liabilities and Shareholders' Equity
Short-Term Debt	$0.4	$187.9
Other Current Liabilities	654.0	641.1
	---------------	--------------------
Current Liabilities	654.4	829.0
Long-Term Debt	847.6	656.2
Other Long-Term Liabilities	396.4	385.7
Minority Interest	14.7	19.1
	---------------	--------------------
Total Liabilities	1,913.1	1,890.0
Shareholders' Equity	1,050.0	1,017.8
	---------------	--------------------
Total Liabilities and Shareholders' Equity	$2,963.1	$2,907.8
	========	===========

Note: All per share amounts in this release are calculated on the diluted basis, as defined by Statement of Financial Accounting Standards (SFAS) No. 128.

###

News Media Contact:
Margaret Graham
585.338.5469
Margaret.Graham@bausch.com

Investor Relations Contact:
Daniel L. Ritz
585.338.5802
Daniel.L.Ritz@bausch.com

Investor Conference Call Information

10:00 a.m. (ET)

The News Media is invited to listen only on this call.

Call-in Number: 913.981.5507

Rebroadcast Number: 719.457.0820

Confirmation #111391

The rebroadcast of the conference call will be available from

1:30 p.m. ET October 30, 2003 through midnight on

November 3, 2003.

Additionally, the investor call will be broadcast live over the Internet. It can be accessed from the Investor Relations page of the Company's Web site, www.bausch.com, or at www.vcall.com.

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb. Such statements involve a number of risks and uncertainties including, without limitation, those concerning global and local economic, political and sociological conditions, currency exchange rates, government pricing changes and initiatives with respect to healthcare products, changes in laws and regulations relating to the import and export of products, product development and rationalization, enrollment and completion of clinical trials, the ability of the company to obtain regulatory approvals, the outcome of litigation, the success of product introductions, the financial well-being of key customers, development partners and suppliers, the successful execution of marketing strategies, the continued successful implementation of its efforts in managing and reducing costs and expenses, continued positive relations with third party financing sources, as well as the risk factors listed from time to time in the Company's SEC filings, including but not limited to the current report on Form 8-K, dated June 14, 2002 and the Form 10-Q for the quarter ended June 28, 2003.

Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life for consumers around the world. Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products. The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world. Celebrating its 150th anniversary in 2003, the company is headquartered in Rochester, New York. Bausch & Lomb's 2002 revenues were $1.8 billion; it employs approximately 11,500 people worldwide and its products are available in more than 100 countries. More information about the company can be found on the Bausch & Lomb Web site at www.bausch.com.

Trademarks of Bausch & Lomb Incorporated and its affiliates are italicized.